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                                                                 Exhibit (a)(87)


OneVoice Special Edition, March 9

U.S. Department of Justice Antitrust Chief Hewitt Pate recently gave an extensive interview to CNET NEWS -- his first since the DOJ filed suit February 26 to block Oracle's proposed acquisition of PeopleSoft. The news doesn't get more must-see than this.

Microsoft has also now weighed in on the discussion. According to a REUTERS story, Microsoft told the DOJ it has no plans to enter the high-end enterprise software market in the near future -- a statement that quashes Oracle's claim that Microsoft is on the cusp of stepping up and making the market more competitive.

A third recent piece of required reading comes from THE DAILY DEAL. Titled "Red herring," the article discusses how one of the very few antitrust cases the DOJ lost in the past decade- SunGard Data Systems' purchase of a Comdisco Inc. unit
- will have little impact on this case. If anything, antitrust experts interviewed for the article contend, its main impact might well be that the DOJ has applied what it learned in the SunGard case to the Oracle suit.

Today's special edition of ONEVOICE presents the CNET NEWS interview with Hewitt Pate in its entirety, and highlights some of the main points from the REUTERS and DAILY DEAL stories, with links to the full articles.


HEWITT PATE INTERVIEW IN CNET NEWS . . .

ORACLE WILL NOT GET ITS WAY.

That's the headline of a lengthy interview with U.S. DOJ Antitrust Chief Hewitt Pate published Monday in CNET News.

Pate, who took over the DOJ's antitrust division in June 2003, says in the interview that he and his department did their homework before filing suit against Oracle. Read on for the full article, or find it on CNETNews.Com.


     HIS PREDECESSOR AT THE U.S. DEPARTMENT OF JUSTICE TOOK ON BILL GATES AND MICROSOFT. NOW,

     HEWITT PATE IS CROSSING SWORDS WITH ANOTHER SOFTWARE MULTIBILLIONAIRE, LARRY ELLISON OF ORACLE.

     Pate, the antitrust chief at the Department of Justice, is responsible for overseeing the government's attempt to block Oracle's hostile takeover bid for competitor PeopleSoft. The government lawsuit, filed in mid-February, argues that such a deal would be anticompetitive and violate antitrust laws. Oracle dismisses the charges and is pressing ahead with its plans.

     The case again brings the Justice Department into conflict with one of the bellwether names of the software business. In 1998, the government filed an antitrust lawsuit against Microsoft when Joel Klein was running the antitrust department.

     Although the circumstances surrounding the PeopleSoft dispute are different, the contest promises to make for great theatre. It also thrusts Pate on to center stage.


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     The 41-year-old lawyer graduated first in his class at the University of
     Virginia Law School and specialized in antitrust while in private practice. He joined the Justice Department in 2001 and became head of its antitrust division last June.

     In his first one-on-one interview since the filing, Pate spoke to CNET News.com about the upcoming court battle and antitrust law's role in the high-technology business.

     Q: WHY WOULD IT BE SO BAD TO HAVE ORACLE, AN AMERICAN COMPANY, ACQUIRE PEOPLESOFT TO TAKE ON THIS GERMAN COMPANY, SAP?
     A: I think that your question is based on a premise that is outside of what we do in antitrust law. It is one of the major points we make to our European colleagues--and others--that legitimate antitrust is not about defending national champions or trying to promote U.S. companies at the expense of foreign companies. It is about looking at the entire picture--a global one, given SAP's role--and determining whether customers will get the benefit of competition. I don't mean to say that any particular foreign enforcement agency has adopted the view of trying to be a cheerleader for the companies within their jurisdiction. I think that this is just a fundamental premise of modern antitrust; that it would not be legitimate to try to use antitrust law to promote particular companies at the expense of other companies.

     SOME INDUSTRY ANALYSTS WERE SURPRISED THAT YOU DISCOUNTED MICROSOFT AS A POTENTIAL COMPETITOR. HOW CAN YOU BE SO SURE THAT THEY WON'T MAKE A TIMELY ENTRY INTO THE MARKET FOR LARGER ENTERPRISES?
     I'm not aware of anyone who has investigated the question more thoroughly than we have. It's not our view that software markets remain static and that over time, the competitive landscape won't change. But it is our job, under the antitrust laws, to be concerned with whether there will be a new competitive entry within--as we put it, on a timely, likely and sufficient basis--to replace competition. Obviously, our conclusion here was that whether it is Microsoft (or any other competitor)--that it was not going to happen in a way that alleviated the anticompetitive effects of the merger.

     WHAT ROLE WILL MICROSOFT PLAY IN THE TRIAL? DO YOU EXPECT BILL GATES TO TESTIFY?
     I have no idea. Again, that is something the trial team working on the case from the division would be developing. As to what witnesses that would be called and when--I really can't give you any guidance on that.

     HOW DID THE FOLLOWING FACTS ABOUT ORACLE AFFECT YOUR DECISION TO FILE A LAWSUIT--IT ALSO SELLS DATABASES, IT'S A PRETTY DOMINANT PLAYER IN THAT MARKET, AND IT ONLY RUNS ITS APPLICATIONS ON ITS DATABASES?
     We were aware during our investigation that PeopleSoft and SAP run enterprise software on a variety of databases and that Oracle runs its enterprise software only on its own databases. That could have some bearing on what the likely consequences of the merger might be. But we were able to determine, with a high degree of confidence, that without regard to the underlying databases used by enterprise software, the merger would harm competition for customers who need the type of software defined in the two markets that are mentioned in our complaint. That does not mean that there won't be additional issues or some attention at trial to the database question.

     ORACLE SAYS IT WILL PREVAIL IN COURT. HOW CONFIDENT ARE YOU THE JUSTICE DEPARTMENT WILL WIN ITS CASE, AND WHY ARE YOU CONFIDENT?
     When we announced the challenge to the merger, we thought the decision here was clear and that the evidence will demonstrate that the merger is anticompetitive and should not be allowed to go through. The reason we are so firm in that conclusion is

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     because we have spent a great deal of time and effort examining the evidence, in the form of documents and getting evidence from witnesses, before making that decision.

     WHEN WOULD YOU LIKE TO SEE THIS CASE GO TO TRIAL?
     We'd like this case to move along very quickly. We do, however, think that there has to be enough time for the court to get a full understanding of the issues and a full understanding of the testimony that the witnesses will bring forward. If you want a prediction, I think a midyear trial date is the sort of thing that has been talked about, and based on our experience in these cases, that would be about right.

     AT ANY POINT DURING YOUR INVESTIGATION, DID ORACLE DISCUSS DIVESTING PART OF ITS BUSINESS TO MAKE THE MERGER MORE ACCEPTABLE?
     That's not a discussion we had at any point in the review. When we're investigating a merger, parties are well aware that if they have some change to the transaction that they would like to propose, and they think it would address competitive concerns, we're more than happy to listen to that and discuss it. But that is something that didn't happen here.

     IS THAT OPTION STILL OPEN?
     It has always been our policy to listen to anything a party has to say about a transaction they are intending to undertake. We have a free-market system in the United States, in which people are entitled to make independent choices with the enterprises they own and operate. We try to be respectful of that. As a procedural point, it's always the case that having that sort of discussion is better done during an investigation--rather than when a case is headed to court.

     SOME ATTORNEYS SPECIALIZING IN ANTITRUST CASES HAVE CHARACTERIZED U.S. DISTRICT COURT JUDGE FOR NORTHERN CALIFORNIA JUDGE VAUGHN WALKER AS SOMEONE FAMILIAR WITH TECHNOLOGY BUT LAISSEZ-FAIRE IN HIS APPROACH TO THE INDUSTRY. WILL THIS MAKE YOUR JOB MORE DIFFICULT?
     I never had a case in front of Judge Walker. But my reaction is that almost any good antitrust lawyer would be happy, if they learned that a judge with antitrust experience is going to be the judge assigned to their case. The folks here at the division, whom I talked to, are very pleased with the assignment to the case.

     DID LARRY ELLISON DO HIMSELF A DISSERVICE IN THE BEGINNING BY BRASHLY SAYING ORACLE WOULD SHUT DOWN PEOPLESOFT, FIRE ITS EMPLOYEES AND DISCONTINUE MARKETING ITS PRODUCTS?
     I don't look at it in terms of whether he did himself a disservice. He made some statements about what, as I understand it, Oracle's view of the consequences of the merger would be. And I think that those facts have been--and will be--taken into account. But again, it's not a question of advocacy or emotion to us but rather a question of looking at the facts that surround the merger.

     CHARLES PHILLIPS' QUOTE IN YOUR SUIT WAS SORT OF IRONIC. WERE YOU TRYING TO RUB ORACLE'S NOSE IN ALL OF THIS WITH THAT?
     No. I don't think there is anything about what we do that revolves around emotion or nose rubbing or anything like that. What I think that quote reflects--and it's by no means the only one like that out there in the public record--is the general commonsense understanding of participants in this market. Oracle, SAP and PeopleSoft are the competitors the customers rely on to get the benefits of competition.

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     IN LOOKING AT THE NUMBER OF HART-SCOTT-RODINO MERGER CASES FILED FROM 1998
     TO 2002 AND COMPARING THOSE TO THE NUMBER OF CASES INVESTIGATED, IT SEEMS THAT THE PERCENTAGE INVESTIGATED WENT UP, YET THE NUMBER CHALLENGED ARE STAYING ABOUT THE SAME. WHY IS THAT?
     It could be a case where you have a severe drop in filings, in which you go from a high point of 4,900 filings assigned to the Justice Department in fiscal 2000 to just more than 1,000 last year. It's not surprising that with that sort of change, you'll have a lower staff workload and, perhaps, more opportunity to look at a few more cases as a percentage on the margin when they come in.

     That doesn't reflect any sort of decision to take a harder look at transactions. It may also be the case that if we continue to see the number of merger filings pickup this year, as we certainly have so far, that figure may go down as a result of the workload. But my major point is that I don't think you should look at the workload statistics and conclude there has been a policy decision to take a different substantive approach to mergers because that would not be accurate.

     ANY SENSE OF HOW THE EUROPEAN COMMISSION IS LEANING WITH ITS ANTITRUST INVESTIGATION AND ITS DEADLINE OF MAY 11?
     Just as we are concerned with American customers, they are concerned with the European market. And as in any merger case, we try to cooperate in making one another aware of our time frames, and to some extent--consistent with our confidentiality obligations--share the benefit of the work of our staffs on those cases. We do cooperate in that way. But in terms of where the commission's investigation will lead to, I don't know.

     DID YOUR LAWSUIT PERCOLATE UP FROM THE STATES AND THEIR CONCERNS?
     I like to be a good colleague and work with our state counterparts. But it would be completely wrong for me to say that the lawsuit percolated up or that we were really relying on them to reach the decision we reached here. We're pleased that some of the states decided to join our lawsuit and look forward to working with them.

     WERE YOU EXPECTING MORE STATES TO JOIN YOUR SUIT THAN THE SEVEN THAT DID? THERE WERE ROUGHLY 38 STATES LOOKING INTO THIS MERGER, ORIGINALLY.
     I don't deal with each and every one of the state folks day to day on this. I don't recall there being any sense of surprise from our staff here on the number of states that joined in the complaint.

     WHAT ROLE DOES TECHNOLOGY PLAY IN YOUR LIFE?
     I use a PC at work, and I carry around a mobile phone with a Web browser on it. But I don't think I'm much different than the other folks who hold jobs like the type of job I hold. I am certainly familiar with technology--and use it--but I certainly won't say I'm a high-end, cutting-edge user, either.

     YEARS FROM NOW, HOW WOULD YOU LIKE YOUR ROLE AS HEAD OF THE ANTITRUST DIVISION TO BE DEFINED?
     I would like to think that I'm doing a good job of traditional antitrust enforcement. That means, on the criminal side, being very aggressive in trying to fight price fixing and cartels. And on the merger side, that means trying our best with legal ways, as opposed to public relations or partisan ways, to make the best calls we can.

     On monopolization and unilateral conduct, I would like to be thought of as someone who has a great degree of faith in the market and a lot of skepticism over the ability of


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     antitrust agencies and plaintiffs to engineer competitive outcomes in the market. And I would like to be thought of as someone who has helped push our administration of that part of American antitrust law toward what I describe as a very traditional view.


                REUTERS: MICROSOFT MENACES ORACLE PEOPLESOFT BID

If Oracle is looking for help from Microsoft in its battle against the DOJ, it had best look elsewhere. That's the message in a Reuters story published Monday, in which sources say Microsoft has told the DOJ it has no plans in the near future to enter the high-end enterprise software market. Here are a few passages from the story:

     "The (DOJ) filed suit...to block Oracle's bid for PeopleSoft, saying it would be anticompetitive. Oracle has dismissed such concerns as unwarranted, citing among other things an imminent competitive threat from Microsoft, the world's largest software company.

     "But in the statement given to investigators, a representative of Microsoft says the company has no plans during the next two years to move into the market at issue -- software sold to large business customers to manage things like finances, human resources and sales forces, the sources said.

     " 'Microsoft has been deposed and said they will not enter this space
     (soon),' " one source said.


Here's how the REUTERS story ends:


     " `To the extent that's a market, and Microsoft would find it difficult to enter relatively quickly, that would be very compelling testimony for the government,' said Robert Doyle, an antitrust lawyer with the firm Sheppard, Mullin, Richter & Hampton LLP."

You can read the entire story on Reuters online.


DAILY DEAL: SUNGARD DATA SYSTEMS' CASE A 'RED HERRING' IN ORACLE SUIT

Some analysts have pointed to the Department of Justice's 2001 antitrust loss to SunGard Data Systems as a bellwether for Oracle's suit. Not so, reports THE DAILY DEAL, one of the most influential publications in the Mergers and Acquisitions industry.

SunGard's success against the DOJ in SunGard's acquisition of Comdisco Inc.'s disaster recovery unit may indeed have an impact on the suit -- but only with regard to what the DOJ learned from the case and has applied to its suit against Oracle, antitrust experts suggest.

     "To hear Oracle Corp., the Justice Department suit to block the PeopleSoft Inc. deal will fail just as spectacularly as the government's effort in 2001 to bar SunGard Data Systems Inc.'s purchase of the disaster recovery unit of Comdisco Inc. The giant software company touted the parallels between the two cases in the weeks leading up to the Justice Department's Feb. 26 suit to block the $9.4 billion deal and many newspaper accounts in the past week have alluded to the unsuccessful SunGard prosecution.

     "Yet antitrust experts say the similarities between SunGard and Oracle are limited. To these lawyers, the SunGard case, rather than demonstrating the weakness of the government's case, provides a road map for a successful prosecution.


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     " `It is very easy for Oracle to go around screaming `SunGard, SunGard,
     SunGard,' because the government lost that case,' says one antitrust lawyer. `But the judge was not saying the government was crazy. She was saying you don't have enough evidence to support this case.' "


Digging deeper into the story:

     "The Justice Department also suggested in the complaint against the PeopleSoft deal that it had learned its lessons in SunGard. It noted that customers harmed by Oracle-PeopleSoft are identifiable because they rely on the Big 5 consulting firms to help them purchase and implement business enterprise software. The agency also said it is focusing only on the largest corporations with very complex financial and human resource needs rather than on all users of business enterprise software.

     "Sources also indicate that customer complaints collected by the Justice Department are strongly against the merger. One problem in SunGard was that customers told Justice they opposed the deal only to inform the company that the transaction would not harm competition.

     " 'If there are a lot of significant customers coming forward, then it is much harder for a judge to substitute her opinion of the market,' one antitrust lawyer says."

If that isn't enough to deflate the "SunGard" argument, consider this: One of the attorneys who helped defeat the DOJ's antitrust challenge in the SunGard case is David Balto - the same David Balto who, just last week, was quoted in another DAILY DEAL article as saying Oracle had very little chance of winning this case. Among Balto's quotes on the topic:

     "I don't think even Barry Bonds could win this for the defense. It is a very straightforward case."

You can view the entire DAILY DEAL "Red herring" article through Planet PeopleSoft's Factiva news pagelet. Click on PeopleSoft In the News, then search for the headline "Red herring."

And if you'd like to take another look at Balto's quotable quotes, take a look at our March 4 Special Edition of OneVoice, in which you'll also find quotes from several other antitrust experts.

Stay tuned to ONEVOICE for ongoing highlights.


ADDITIONAL INFORMATION
PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. Stockholders should read that document and any amendments thereto because they contain important information. These filings can be obtained without charge at www.sec.gov and at www.peoplesoft.com.


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